Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ASSET ENTITIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Class B Common Stock, $0.0001 par value per share	Rule 457(o)	—	—	—	—	—
Fees to be Paid	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)	—	—	—	—	—
Fees to be Paid	Debt	Debt Securities	Rule 457(o)	—	—	—	—	—
Fees to be Paid	Equity	Warrants	Rule 457(o)	—	—	—	—	—
Fees to be Paid	Other	Subscription Rights	Rule 457(o)	—	—	—	—	—
Fees to be Paid	Other	Units	Rule 457(o)	—	—	—	—	—
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	—	—	$100,000,000	0.0001476	$14,760.00
	Total Offering Amounts					$100,000,000		$14,760.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$14,760.00

(1)	There are being registered hereunder such indeterminate (a) number of shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), (b) number of shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), (c) principal amount of debt securities, (d) number of warrants to purchase Class B Common Stock, Preferred Stock or debt securities; (e) number of rights to purchase Class B Common Stock, Preferred Stock, debt securities, warrants, or units, and (f) number of units consisting of Class B Common Stock, Preferred Stock, debt securities, warrants, rights, or any combination thereof, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of Class B Common Stock, Preferred Stock, and debt securities as may be issued upon conversion, exercise or exchange of convertible, exercisable or exchangeable securities being registered hereunder or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.F. of Form S-3 under the Securities Act.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act.